Exhibit 10.2

FEDERAL HOME LOAN MORTGAGE CORPORATION

MANDATORY EXECUTIVE DEFERRED BASE SALARY PLAN

Effective January 1, 2009

FEDERAL HOME LOAN MORTGAGE CORPORATION
MANDATORY EXECUTIVE DEFERRED BASE SALARY PLAN
Effective January 1, 2009
ARTICLE I
Establishment of the Plan
     1.1 Purpose. The Federal Home Loan Mortgage Corporation (“Corporation”) hereby establishes the Federal Home Loan Mortgage Corporation Mandatory Executive Deferred Base Salary Plan (the “Plan”). The purpose of the Plan is to attract and retain key employees at the level of senior vice president and above and to establish an alternative method of compensating those certain Executives in accordance with the Executive Management Compensation Program Description approved by the Federal Housing Finance Agency in December, 2009. The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). No assets shall be set aside to fund the Corporation’s liability under the Plan.
     1.2 Effective Date. The Plan herein shall be effective as of January 1, 2009 (the “Effective Date”).
     1.3 Name. The name of the Plan is the Federal Home Loan Mortgage Corporation Mandatory Executive Deferred Base Salary Plan.
ARTICLE II
Definitions
     2.1 Account. The book account established by the Administrator with respect to an applicable Plan Year to which the Administrator shall credit an amount of Deferred Base Salary. The Administrator shall establish a separate Account for each Participant for each Plan Year.
     2.2 Administrator. The Compensation Committee of the Board, or any successor thereto.
     2.3 Board. The Board of Directors of the Corporation or such committee thereof delegated to act on its behalf.
     2.4 Corporate Scorecard. The annual metrics approved by the Board for measuring the Corporation’s performance, and used for determining the funding level for the Corporation’s short-term incentive plan applicable to Employees at the level of vice president and below.
     2.5 Deferred Base Salary. The amount of compensation that has been approved by the Administrator or the Chief Executive Officer of the Corporation, as required by FHFA, which the Administrator of Chief Executive Officer has determined to credit to a Participant’s Account for the applicable Plan Year in accordance with the terms of this Plan.

     2.6 Deferred Base Salary Funding Level. The Administrator will determine the Deferred Base Salary Funding Level for each Plan Year based on the Administrator’s assessment of performance against the Corporate Scorecard for the year in which Deferred Base Salary is earned. The Deferred Base Salary Funding level shall be equal to the Board’s approved short-term incentive funding level for the Corporation’s short-term incentive plan applicable to Employees at the level of vice president and below. The short-term incentive funding level, expressed as a percentage, shall equal the approved amount of short-term incentive funds approved for distribution to Employees at the level of vice president and below divided by the aggregate short-term incentive targets for those same Employees. Notwithstanding the preceding, for any Participant for whom a separate division scorecard is approved by the Board, the Deferred Base Salary Funding Level shall be based on the Board’s assessment of performance against such separate division scorecard. In no event can the Deferred Base Salary Funding Level exceed 125%.
     2.7 Disability or Disabled. A Participant shall be considered Disabled if the Participant’s condition satisfies the definition of a long-term disability used for the Corporation’s long-term disability plan.
     2.8 Employee. Any regular Full-Time or Part-Time employee, as defined in the Employment Policy, who is on the payroll of the Corporation and not paid by accounts payable, and whose wages from the Corporation are subject to withholding for the purposes of Federal income taxes and the Federal Insurance Contributions Act. For purposes of the Plan, part-time employees include only those Employees who are regularly scheduled to work at least 20 hours per week. The term “Employee” shall not include:
          (a) individuals whom the Corporation classifies, pursuant to the Employment Policy, as (i) co-op, work study students or interns, (ii) employment agency temporaries, (iii) independent contractors/consultants, (iv) temporary employees, or (v) a similar classification, regardless of the individuals’ employment status under applicable law;
          (b) individuals who are retroactively classified as regular full-time or part-time employees with respect to such period of retroactive classification; and
          (c) leased employees (as defined in the Federal Home Loan Mortgage Corporation Employees’ Pension Plan).
     2.9 Employment Policy. The Federal Home Loan Mortgage Corporation Policy 3-221, Employment Classifications Policy (as may be amended, replaced or redesignated from time to time).
     2.10 Executive. An Employee who is an officer of the Corporation at the level of Senior Vice President or above on or after December 16, 2009 and who has entered into a Recapture Agreement.
     2.11 FHFA. The Federal Housing Finance Agency, or its successor.

     2.12 Involuntary Termination. A Termination of Employment of a Participant not initiated by the Participant.
     2.13 Non Performance-Based Earnings. That portion of a Participant’s applicable Account described in Sections 5.1(a) and 5.1(b)(1).
     2.14 Participant. An Executive who is designated in Section 3.1 of the Plan, and where the context requires, a former Executive to whom payments are due.
     2.15 Performance-Based Earnings. That portion of a Participant’s applicable Account described in Section 5.1(b)(2).
     2.16 Plan Year. The twelve (12) month period beginning on January 1 of the calendar year and ending on December 31 of the same calendar year.
     2.17 Recapture Agreement. An agreement that has been approved by both the Compensation Committee of the Board and the FHFA between an Employee and the Corporation regarding the recapture of certain compensation.
     2.18 Retire or Retirement. A Participant’s Voluntary Termination of Employment at or after attainment of Normal Retirement Age under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan (currently age 65).
     2.19 Spouse. A Participant’s Spouse is the person legally married to the Participant on the date of the Participant’s death under the laws of the jurisdiction in which the marriage was entered.
     2.20 Termination of Employment. A separation from service with the Corporation which constitutes a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h) and any successor or other applicable regulation or guidance under section 409A of the Code.
     2.21 Voluntary Termination. A Termination of Employment initiated by the Executive, other than death or Disability.
ARTICLE III
Participation
     3.1 Participation. The following Executives are required to participate in the Plan: the Corporation’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents and Senior Vice Presidents. No other Employees are eligible to participate.
     3.2 Change of Status. Notwithstanding any other provision of this Plan, in the case of any Participant in the Plan whose status changes to that of a non-Executive (or who is otherwise designated by the Administrator as no longer a Participant) while still employed by the Corporation, any Deferred Base Salary credited to the Participant’s Account by the Corporation under this Plan on behalf of such Executive shall be unaffected hereunder by such change in status. No additional amounts shall be credited to the former Executive’s Account under this Plan unless and until he again becomes a Participant in the Plan. In the event a non-Executive should subsequently become an Executive of the Corporation, he shall become a Participant in the Plan.
ARTICLE IV
Accounts
     4.1 Account. Upon commencement of each Plan Year, the Administrator shall establish, or cause to be established, an Account for each Participant hereunder.
     4.2 Deferred Base Salary Credit. At each semi-monthly payroll date during the Plan Year, each Participant’s Account for that Plan Year shall be credited by a bookkeeping entry with an amount of Deferred Base Salary for that payroll period in accordance with Section 5.1.
     4.3 Adjustments. Each Participant’s Account shall be debited with any distribution hereunder.
ARTICLE V
Earning andVesting
     5.1 Earning.
          (a) 2009 Plan Year. A Participant shall earn a right to receive one-hundred percent (100%) of the Deferred Base Salary credited to the applicable Account for each pay period of the 2009 Plan Year provided the Participant remains employed by the Corporation at the end of each such pay period.
          (b) All Other Plan Years.
     (1) Non Performance-Based Earning. A Participant shall earn a right to receive fifty-percent (50%) of the Deferred Base Salary credited to the applicable Account for each pay period of the applicable Plan Year provided the Participant remains employed by the Corporation at the end of each such pay period.
     (2) Performance-Based Earning. A Participant shall earn a right to an amount for fifty-percent (50%) of the Deferred Base Salary credited to the applicable Account for the Plan Year, which amount shall be determined as follows: The amount equal to 50% of the Deferred Base Salary credited to the Participant’s account for the Plan Year (the target amount) shall be multiplied by the Deferred Base Salary Funding Level for the applicable year. The actual amount earned as Performance-Based Earnings for a Plan Year may be greater than the target amount (but not by more than 125%) depending upon the Deferred Based Salary Funding Level for the Plan Year.

     5.2 Vesting.
          (a) 2009 Plan Year.
     (1) Except as otherwise provided in this paragraph, a Participant shall vest in the earned amounts credited to the Participant’s 2009 Plan Year Account for each calendar quarter of 2009 if the Participant is actively employed by the Corporation on the corresponding distribution date set forth in Section 6.1(a). For the avoidance of doubt, a Participant who has a Termination of Employment for any reason during the 2009 Plan Year shall forfeit any earned portion of his 2009 Plan year Account.
     (2) Notwithstanding the preceding, a Participant who in 2010 has a Termination of Employment due to death, Disability, or Retirement shall have a vested right to earned but unpaid Deferred Base Salary credited to his 2009 Plan Year Account.
     (3) In the event of a Participant’s Involuntary Termination in 2010, the Administrator may, with FHFA approval, provide that the Participant shall have a vested right to all or a portion of the earned but unpaid Deferred Base Salary credited to the Participant’s 2009 Plan Year Account.
          (b) All Other Plan Years.
     (1) On and after January 1, 2010, a Participant shall vest in amounts earned under Section 5.1(b) and credited to the Participant’s Account with respect to each calendar quarter of each Plan Year if the Participant is actively employed by the Corporation on the corresponding distribution date set forth in Section 6.1.
     (2) In addition, a Participant who has a Termination of Employment due to death, Disability, or Retirement shall have a vested right to earned but unpaid Deferred Base Salary credited to his Account(s). For clarity, with respect to Performance-Based Earnings, a Participant shall have a vested right to the amount earned as Performance-Based Deferred Base Salary for the applicable Plan Year in accordance with Section 5.1(b).
     (3) In the event of an Involuntary Termination, the Administrator may, with FHFA approval, provide that the Participant shall have a vested right to all or a portion of the earned but unpaid Deferred Base Salary credited to the Participant’s Account(s).
     5.3 Forfeiture.
          (a) 2009 Plan Year. If a Participant has a Termination of Employment for any reason during the 2009 Plan Year, the earned portion of the Participant’s Account shall be forfeited.

          (b) All Other Plan Years. If a Participant has a Termination of Employment other than for death, Disability or Retirement, any earned but unpaid portion of the Participant’s Account shall be forfeited to the Corporation as of the Participant’s termination date; provided, however; the Administrator may, with FHFA Approval, provide that all or a portion of the earned but unpaid portion of the Participant’s Account shall not be forfeited in the event of Involuntary Termination as provided in Section 5.2(b)(3).
          (c) Voluntary Termination. In the event of a Participant’s Voluntary Termination, other than for Retirement, all unpaid amounts credited to a Participant’s Account for all applicable Plan Years, whether or not earned or vested, shall be forfeited as of the date of such Voluntary Termination.
ARTICLE VI
Distribution
     6.1 Distribution to Participants. Except as provided in 6.2 below, the earned and vested portion of a Participant’s Account shall be distributed to a Participant as follows:
          (a) Non Performance-Based Deferred Base Salary. The vested Non Performance-Based Deferred Base Salary earned for each calendar quarter of a Plan Year shall be distributed on the last day of the corresponding calendar quarter of the immediately following Plan Year.
          (b) Performance-Based Deferred Base Salary. The vested Performance-Based Deferred Base Salary earned for each calendar quarter of a Plan Year shall be distributed on the last day of the corresponding calendar quarter of the immediately following Plan Year.
     6.2 Death. Notwithstanding the foregoing, if a Participant has a Termination of Employment due to death, the earned and vested portion of a Participant’s Account for all applicable Plan Years shall be distributed as soon as administratively practicable, but in no event later than 30 days, after the date the Administrator approves the Deferred Base Salary Funding Level pursuant to Section 5.1(b) for the most recent amounts credited to the Participant’s Account prior to his death.
     Distributions in the event of death shall be made as follows: (i) to the Participant’s Spouse, if surviving; or if none, (ii) equally to any surviving children of the Participant; or if none (iii) to the Participant’s estate or duly authorized personal representative.
     6.3 Recapture Agreement. Distributions of a Participant’s Account are subject to the terms of the applicable Recapture Agreement.
ARTICLE VII
Administration
     7.1 Administration. The Plan shall be administered by the Administrator. Members of the Administrator, who are otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make decisions solely with respect to his participation. The Administrator shall be vested with full authority and discretion to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator shall have the authority to:
          (a) Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services; and
          (b) Delegate to designated employees or departments of the Corporation the authority to perform such of the Administrator’s administrative duties hereunder as may be delegated to such employees or departments.
     Pursuant to this authority and subject, in each case, to the right of the Administrator to revoke such delegations in writing at any time, the recordkeeping and bookkeeping responsibilities under this Plan are hereby delegated to the Executive heading the Human Resources Division of the Corporation and/or such employees of that division as such Executive shall designate.
     7.2 Costs. The Corporation shall pay the costs of administering the Plan.
ARTICLE VIII
Amendment and Termination
     8.1 Amendment. The Administrator may at any time amend this Plan; provided, however, that (i) no amendment shall reduce amounts already credited to a Participant’s Account at the time of such amendment or, except as provided in Section 8.2(b) hereof, accelerate the distributions hereunder, and (ii) any amendment that would exceed the scope of the authority delegated by the Board to the Administrator shall be subject to the approval of the Board.
     8.2 Termination. The Corporation, acting through the Administrator or the Board, may at any time terminate this Plan provided that:
          (a) No such termination shall reduce amounts already credited to a Participant’s Account and earned as provided under Section 5.1 at such time; and
          (b) Termination of the Plan shall not accelerate the time of distribution prior to the applicable event under Article VI hereof, unless the Corporation, by action of its Board, shall elect to accelerate all distributions at the time it elects to terminate this Plan, but only to the extent permitted under section 409A of the Code and the corresponding regulations thereto.
ARTICLE IX
Miscellaneous
     9.1 Section 409A of the Code. This Plan is intended to comply with section 409A of the Code or an exemption, and shall be interpreted to meet the requirements of section 409A. Payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A, or would cause the administration of the Plan to fail to satisfy Code section 409A, such provision shall be deemed null and void to the extent permitted by law. Notwithstanding anything in this Plan to the contrary, if required by section 409A, if a Participant is considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of the Participant’s estate or the Participant’s Beneficiary, as applicable, within 60 days after the date of the Participant’s death. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.
     9.2 No Right of Employment. Nothing in the Plan shall be deemed to grant an Executive any rights other than those specifically outlined in the Plan. Nothing in the Plan shall be deemed to create any right of, or contract for, employment between an Executive and the Corporation.
     9.3 Withholding. The Corporation may deduct from any distributions due to any Participant or Beneficiary hereunder, any taxes required to be withheld by Federal, state or local governments.
     9.4 Non-Assignability Clause. Participants may not borrow from their Accounts under this Plan. Neither the Participant, nor his Beneficiary, nor any other designee, shall have the right to commute, sell, assign, encumber, transfer or otherwise convey the right to receive any distributions hereunder. Distributions and rights thereto are expressly declared to be non-assignable and non-transferable and any attempted assignment or transfer shall be null and void.
     9.5 Prohibition Against Funding. Any provision for credits of Deferred Base Salary to a Participant’s Account(s) hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or Beneficiary any right to, or claim against any specific asset of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary. A Participant or Beneficiary entitled to any distribution hereunder shall be a general creditor of the Corporation.
     9.6 Gender and Number. As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural singular, unless the context clearly indicates a different meaning.
     9.7 Controlling Law. This Plan and the respective rights and obligations of the Corporation, the Participants and the Beneficiaries shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia (other than the choice of law provisions thereof), except to the extent preempted by Federal law.
     9.8 Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provisions were omitted.
     9.9 Anticipation of Benefits. Neither the Participant nor any Beneficiary or Beneficiaries entitled to payments or any other benefits after death of the Participant shall have the power to transfer, assign, anticipate, modify or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment or execution, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.
     IN WITNESS HEREOF, the Corporation has caused this Plan to be established and executed by its duly authorized officer, this ___day of December, 2009.

FEDERAL HOME LOAN MORTGAGE CORPORATION
By:	________________________________
Scott Coolidge
Vice President--Compensation and Benefits

ATTEST:
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Assistant Secretary Signature
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Assistant Secretary Printed Name